1 Q2 Le!er to Shareholders DATE ISSUED August, 7 2025

2 Q2 Financial Highlights Gal Krubiner | Co-founder and CEO Our results reflect continued disciplined execution across our network of lending and funding partners. Through the combination of our increasingly diversified sources of revenue, our scalable operating model, and our proprietary data advantage, Pagaya continues to create a unique category with the goal to bridge Wall Street and Main Street for the long term.” “ $2.6B Record network volume of $2.6 billion was above our outlook of $2.4 - $2.5 billion and grew 14% year-over-year, focusing on prudent growth, and drove our three core markets: Personal Loans, Auto, and Point-of-Sale. $326M Record total revenue & other income of $326 million was above our outlook of $290 - $310 million and grew 30% year-over-year, driven by 31% growth in revenue from fees. $126M Record revenue from fees less production costs (“FRLPC”) of $126 million increased 30% year-over-year. FRLPC as a percentage of network volume (“FRLPC %”) improved ~60bps year-over-year to 4.8%. $86M Record adjusted EBITDA of $86 million was at the high-end of our outlook of $75 - $90 million and grew 72% year-over-year with adjusted EBITDA margin up 6 points to 26%. GAAP operating income was $56 million. $17M Record GAAP net income a!ributable to Pagaya of $17 million, a 5% margin, was above our outlook of breakeven - $10 million, up $91 million year-over-year and $9 million quarter-over-quarter, driven by fee revenue growth and lower expenses. $51M Adjusted net income of $51 million excludes the impact of non-cash items such as share-based compensation expense and fair value adjustments.

3 Network volume growth underscores increased diversification We continue to benefit from our product-led growth strategy, while working to expand our partner pipeline. Volumes grew 14% year-over- year to $2.6 billion in the second quarter. Point-of- sale (POS) and Auto segment volumes reached an annualized run-rate of $1.2 billion and $2 billion, respectively. Collectively, POS and Auto represented 30% of total volumes versus 9% in the year-ago quarter. Raised 2025 total revenue, adjusted EBITDA and GAAP net income guidance reflects strong demand and continued execution to drive profitable growth Updated guidance reflects our confidence in our ability to responsibly grow our top-line with prudent underwriting, alongside disciplined expense management, risk management, and capital e"ciency. POS business moves to next stage with inaugural AAA-rated POSH ABS securitization Closed our first $300 million point-of-sale ABS securitization, which achieved a AAA rating right out of the gate, underscoring the demand investors have for our assets and our ability to deliver them in ways that fill their needs. The 18-month revolving nature of the deal allows Pagaya to reinvest capital as loans are repaid, boosting its e#ective capacity to over $1 billion over the vehicle’s life. Continued funding momentum and diversification; AAA rating for Auto ABS In the second quarter, we issued $2.3 billion in our ABS program across 6 transactions, increasing our network of institutional funding partners to 145. Additionally, we achieved a AAA-rating on our Auto ABS shelf (“RPM”) underscoring the performance and the quality of our network assets. We recently announced a new forward flow agreement with Castlelake to purchase up to $2.5 billion. Inaugural public bond o!ering raises $500 million, establishes access to public debt markets Obtained corporate debt ratings from all the major ratings agencies followed by successful $500M bond issuance. This represents a major validation of our successful evolution. The transaction bolsters earnings power and cash flow generation by refinancing costlier and more restrictive financing, while streamlining our balance sheet, liquidity and flexibility. Q2 Business Highlights

Gal Krubiner
Co-founder and CEO

Dear Fellow Shareholder,

Q2 2025 marks another milestone for Pagaya with our second consecutive quarter of positive GAAP net income. More than just a financial headline, this is the outcome of our commitment to operational excellence, strong fundamentals, product market fit, and prudent growth. It validates the long-term financial strategy we set about 18 months ago—and we're not only on track, but accelerating beyond it.

Our latest successful corporate bond issuance and ratings are further testimony of this achievement. The bond issuance and corporate rating would not have been possible without our relentless focus on achieving GAAP net income profitability, and it is an external validation of the evolution of our company. The interest savings and higher access to less expensive capital means improved earnings power and cash flow generation. The evolution of our balance sheet, like our operating structure, has benefitted from a talented team and consistent execution.

Our performance reflects continued strength across our products, underscoring both resilient consumer demand and our differentiated approach. Given positive trends and the accelerated growth, we are raising our full-year outlook for revenues, adjusted EBITDA and GAAP net income. Our unique data advantage, which translates into unique AI underwriting capabilities, continues to compound, enabling more precise credit decisions, fueling model improvements and enhancing outcomes for our lending partners.

We've made meaningful progress in strengthening our value proposition for our partners across our different markets. We're innovating on our products to help lending partners serve and keep more customers, better meeting their credit needs. Personal loan solutions like our Direct Marketing Engine, and namely our Prescreen product, and Affiliate Optimizer Engine programs are expanding our partners' application flow and becoming core growth platforms for them. They allow us to proactively drive high-quality originations at scale—empowering partners to reach more customers through trusted brands like Credit Karma, Lending Tree and Experian. In fact, we expect Prescreen's volume contribution exit rate to quadruple in December, compared to 2Q'25.

In our Auto business, we are scaling promising new features like FastPass, a low touch product that allows credit-worthy customers to bypass certain verifications, which results in improved conversion and elevates the experience for dealers and customers alike. At the same time, our POS segment continues to perform well, backed by a more efficient and diversified funding program that includes the inaugural POSH deal - a $300 million AAA-rated offering that introduces over $1 billion in lending capacity and further diversifies our capital base.

These are not just product wins—they also reflect our ability to pair real-time market needs with deep capital markets expertise.

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We continue to build and strengthen our funding and diversification strategy expertise. In Q2, 30% of originations came from POS and Auto Lending, compared to 9% a year ago. We expanded our forward flow agreements, including our recently announced new forward flow with Castlelake, bringing our total available capacity across our forward flows and pass throughs since the end of 2024 to ~$5 billion. The increasing diversification and capacity of our funding sources adds more resiliency and stability, better supporting our growth and earnings power.

While the operating environment has shown signs of stabilization, we are deliberately conservative in managing volumes and credit. Our underwriting remains highly selective—just 1% of applicants are approved—yet this still means we've provided credit to ~1% of the adult U.S. population in our short operating history. Credit performance remains solid and our operational leverage that is being driven by the utilization of high tech automation in our business continues to power profitability (e.g. 100% of our loans underwritten in our business are done so without manual intervention). Core operating expenses were near record lows as a percentage of FRLPC, with incremental adjusted EBITDA margins of more than 100% of FRLPC and continued strong GAAP net income. We are building Pagaya to become a scalable profitable business with increased resilience to macroeconomic cycle changes.

We believe our greatest strength lies in our ability to combine advanced data with scaled infrastructure to become the partner of choice to many of the leading lenders in the US to drive sustainable, profitable growth. The result is a highly efficient cost model that stands apart. As banks and lenders look for new ways to expand, we're helping them get there—sharpening our solutions, scaling efficiently, and delivering impact where it matters most.

5

Sanjiv Das
Co-founder and President

Update on our Operating Business

Our business continues to benefit from broad-based strength across all markets. This is enabled by robust consumer demand, a healthy US consumer, continued improvement of our credit modelling, as well as Pagaya's unique data advantage and network benefits.

Our existing lending partnerships remain the primary source of our near-term volume growth. We see significant expansion potential through our product solutions, given our proven track record of success and strong demand from our existing partners.

Since inception, Pagaya has enabled its lending partners to expand credit offerings to previously overlooked customer segments. We have helped them achieve this in a capital-efficient way while generating meaningful fee revenue.

With the credit environment now stabilizing, our lending partners are actively pursuing growth opportunities. However, many of these initiatives are constrained by limited technology resources and competing internal priorities.

Anticipating this challenge, Pagaya began investing nearly eighteen months ago to build marketing capabilities designed to help accelerate our partners' growth. In recent quarters, we successfully piloted Prescreen initiatives, as part of our Direct Marketing Engine and have since initiated long-term commercial discussions to scale these programs. Additionally, as a part of our Affiliate Optimizer Engine, we are working with the leading Affiliate platforms in the US to develop plug-and-play technology solutions that require minimal integration effort, enabling our lending partners to launch their growth initiatives quickly. Our embeddedness in partners' technology enables seamless expansion into new product solutions.

We are expanding the way we work with our lending partners beyond helping them expand their decline monetization funnels. We are growing our product suite to now include marketing products that will help further accelerate their customer growth while leveraging Pagaya's access to diversified funding sources. Our Direct Marketing Engine and Affiliate Optimizer Engine help our lending partners increase their application funnel, which, in turn, creates a significant growth platform for Pagaya. (See following exhibit).

As we expand our product offerings, we consistently leverage Pagaya's core capabilities, including our underwriting advantage and funding efficiency, unlocking growth for our lending partners with no incremental risk.

Demand also remains robust for new partner additions, a longer term driver of volume growth. We see continued strong levels of interest from regional banks and leading Fintechs across our core markets. With several term sheets signed, we plan to have a few announcements in the coming quarters.

Importantly, all of these current and evolving business drivers remain within our B2B2C core competency and focus. We have no plans to go directly to consumers, something that differentiates our model in the world of consumer lending.

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Pagaya is enabling growth for our lending partners



Lending Partner Funnel
- illustrative
Pagaya's Solution
Pagaya's impact for Lending Partners
Leveraging Pagaya's core capabilities: funding and underwriting excellence
Marketing
Direct Marketing Engine for Existing Customers/Prior Applicants
Affiliate Optimizer Engine for New Customers
Drive multichannel customer acquisition for lending partners
Application incl. Verification
FastPass in Auto
Streamline application journey to drive conversion for lending partners
Approval
Decline
Offer Optimizer
Maximize conversion with the most optimal offer
Decline Monetization
Drive customer retention, maximize CLV & monetize decline flow
Funded Loan
Extend Funding Execution on Direct & Affiliate Programs
Continued growth in fee income
NEW PRODUCTS
CORE PRODUCTS

Following, are some highlights for each of our product offerings.

PERSONAL LOANS

Within our personal loans segment, our value proposition continues to mature, and our lending partners are keen to embrace expansion into newer Pagaya product offerings, such as Prescreen and Affiliate Marketing. Pagaya is increasingly aligned with the needs of our lending partners as our products continue to evolve to best drive higher volumes, higher revenue, and expanded customer lifetime value for them.

It is worth spending a bit of time on each of our evolving product solutions:

Direct Marketing Engine for our lending partners through programs such as Prescreen

This solution encapsulates Pagaya's continued efforts to help partners capture a larger volume of application flow. It represents Pagaya's next generation of products, which are designed to help partners not only monetize their decline funnels responsibly, but also augment the application flow. **We are helping partners pre-screen existing customers using our models and send offers to customers through email, direct mail and other channels.** We are on track to sign multiple term sheets with existing lending partners over the coming quarters, all of which completed successful pilots earlier this year.

Affiliate Optimizer Engine for lending partners

We are leveraging Pagaya's unique data advantage to help our lending partners grow their volume by utilizing major Affiliate marketing platforms. **This enables our lending partners to attract new customers at scale, via a major source of customer acquisition for the industry. We are also expanding the market opportunity for the Affiliates through the introduction of new lending partners to their platforms.** Our goal is to continue to streamline

8 the onboarding process with A"liate platforms for our lending partners. Pagaya is accelerating growth for our lending partners by providing a plug and play solution on A"liate platforms, eliminating the need to allocate significant technology resources to onboarding. This will in turn also lead to accelerated growth for Pagaya. Technology resource prioritization is a significant challenge for our lending partners, so streamlined onboarding with A"liates is critical. AUTO LENDING Our auto lending business continues to build on strong growth trends, optimizing and growing existing partner relationships, such as Ally and Westlake. Here, we are expanding the breadth of our business in a multifaceted manner. First, we are helping our lending partners expand their access to high-quality application flow. We are doing this by growing our decline monetization program with the partners, as well as by assessing applications that would be approved by partners. Further, we are rolling out value-added product features, including tailored income, employment, and other verification strategies (Pagaya’s FastPass solution) to improve dealer and customer experience without incremental credit risk for our lending partners under their brands, while also driving cost savings for them. So far, these product features have demonstrated promising results, with the potential to scale our auto volume. A$er all, when dealerships benefit, we improve our lending partners’ ability to grow their volume and revenue. In terms of our pragmatic and balanced approach toward growth in the auto lending segment, we have notably improved our underwriting model performance. The performance of our RPM ABS shelf and improved funding e"ciency have led to lower cost of funds, and lower capital requirements. In fact, we achieved our first ever AAA-rated auto ABS this quarter, a testament to our prudent underwriting. This has resulted in unit economics that are on par with the more mature Personal Loans segment. POINT-OF-SALE Our Point-of-Sale segment continues to demonstrate strong volume growth, in a business that is still relatively nascent. And, similar to the Auto Loan segment, here too we are augmenting our lending partners’ capabilities by being their decline monetization partner, as well as providing o#ers on flow that could otherwise be approved by our lending partners. We have made notable progress on both sides of this business. Starting with the lending side, we have demonstrated profitable growth with Klarna as our anchor partner in this segment, we are helping Elavon/ Avvance expand their presence, and we are making advancements with new partners. On the funding side, our inaugural POSH ABS o#ering, with an innovative revolving feature, was AAA-rated right out of the gate, and oversubscribed. We continue to explore additional longer-term growth levers from multiple verticals, an array of ticket sizes and evolving terms. NEW PARTNERS In terms of our new partner pipeline, the demand for our products and solutions remains robust. Among areas of focus, we see ongoing strong demand from US regional banks. In fact, in this market, we are currently engaged in several late-stage discussions spanning Personal Loan, Auto Lending and Point-of- Sale financing opportunities. We are also starting to expand our Point-of-Sale financing o#ering to other leading Fintechs who are looking to strengthen and expand their POS term loan play. With several term sheets signed, we expect to have a few announcements in the coming quarters, with some banks already in the process of onboarding. In particular, we are currently in the onboarding stage with a top-20 US bank by assets, to help in the re- launch of their personal loans business, as well as other of the largest private banks in the US, to help expand their point-of-sale financing business.

9 Evangelos Perros Chief Financial O"cer Second Quarter 2025 Results Before turning to our quarterly results, I want to reflect on a pivotal moment in Pagaya’s evolution as a public company and share our vision for what lies ahead. In early 2024, we set out a clear and disciplined financial strategy centered on two foundational goals: achieving GAAP net income profitability and generating positive cash flow. We delivered on both— ahead of expectations—underscoring the strength of our business model and the clarity of our long-term vision. Looking ahead, we’re building a next-generation financial platform—resilient, capital-e"cient, and built to scale. Our focus is on compounding value through disciplined and accretive capital deployment, structural operating leverage, and sustained access to the deepest pools of institutional capital. Following the quarter, we advanced our financial strategy with the successful completion of a $500 million senior unsecured notes o#ering. The benefits of this transaction extend across multiple dimensions and we will continue to seek opportunities to reap similar gains in the future: • Lower Cost of Capital: reduced overall cost of debt to ~9% from ~11% with essentially flat net leverage • Enhanced GAAP Net Income Profitability & Cash Flow generation: ~$40 million in expected annualized cash flow gains - ~$12 million in annualized interest savings supporting net income - ~$31 million in additional annualized cash savings from retiring amortizing term loan and high-cost secured borrowings • Improved Capital E"ciency, Liquidity and Market Access: - Streamlined balance sheet and eliminated legacy restrictive covenants - Extended debt maturity to 2030 and opened access to public debt markets - Increased prospective liquidity and flexibility through the release of liquid securities • Endorsement by Investors and the Market: - ~5x oversubscribed, upsized deal to $500 million - Backed by leading global investors, publicly rated by all three major Credit Rating agencies • Supports Strategic Positioning: Reinforced financial strength and elevated our standing with both existing & prospective funding and lending partners I could not be more proud of our team’s relentless execution. We are humbled by the trust placed in us by world-class investors and remain commi!ed to delivering sustainable, long-term shareholder value. Switching to our financial results for the quarter, total second quarter revenue of $326 million, FRLPC of $126 million, and adjusted EBITDA of $86 million demonstrate consistent monetization of our network volume and increasingly profitable incremental revenue generation. GAAP net income was positive for the second consecutive quarter at $17 million, an improvement of $91 million year-over- year, and ahead of our second quarter 2025 net income guidance.

NETWORK VOLUME

Network volume grew 14% year-over-year at $2.6 billion, compared to guidance of $2.3 - $2.5 billion. Our personal loan business, which grew 23% year-over-year, remained the largest contributor of network volume in 2Q'25 at approximately 65% of the total. Our conversion of applications to funded loans remained stable at approximately 1%, in line with levels over the past 3 years. We expect this to stay near these levels in the near term as we remain laser focused on prudent profitable growth through the cycle.

Growing Auto and Point-of-Sale network volumes

Auto:	Point-of-Sale:
$2.0B	$1.2B

annual run-rate as of 2Q'25

TOTAL REVENUE AND OTHER INCOME

Total revenue and other income grew 30% year-over-year to a record $326 million. Revenue from fees grew 31% year-over-year to $318 million, driven by our personal loan and auto business, and represent 97% of our revenues. Interest and investment income grew 12% to approximately $9 million.

FEE REVENUE LESS PRODUCTION COSTS

FRLPC grew 30% year-over-year in the second quarter to $126 million and continued to meaningfully outpace network volume growth. FRLPC as a % of network volume ("FRLPC %") expanded 61 basis points year-over-year to 4.8%. The increase is attributable to our focus on profitable growth resulting in a different targeted volume mix.

Lending product fees made up 81% of our total FRLPC in the quarter, compared to 69% in 2Q'24. Investor fees made up 19% of our total FRLPC, compared to 31% in 2Q'24.

FRLPC as % of Network Volume

	2Q'23	2Q'24	2Q'25
FRLPC % of Network Volume	3.3%	4.2%	4.8%
Approximate FRLPC Mix:			
Lending Partners	~58%	~69%	~81%
Funding Partners	~42%	~31%	~19%

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ADJUSTED EBITDA

Adjusted EBITDA increased by 72%, or by $36 million year-over-year to a record $86 million. This represented an adjusted EBITDA margin of 26.4%, up more than 6 points year-over-year, representing an annualized equivalent of $345 million.

Core operating expenses as a percentage of FRLPC is near its lowest since going public, at 39%. Operating leverage is enhancing flow-through of higher fees to our bottom-line, with an incremental adjusted EBITDA margin of over 100% as a percent of FRLPC in the second quarter compared to the same quarter a year ago. Operating income was $56 million in the quarter, up ten-fold year-over-year, while cash flows from operating activities was $57 million.

Net Cash Provided by Operating Activities Less Payments for the Purchase of Property & Equipment (CapEx)

($ million) & % of FRLPC (%)



5%
$5M
($11M)
-11%
20%
$24M
27%
$31M
42%
$54M
2Q'24
3Q'24
4Q'24
1Q'25
2Q'25

Net cash provided by operating activities for the three months ended June 30, 2024, September 30, 2024 and December 31, 2024 have been updated to conform to the current period's presentation.

NET INCOME

This quarter was our second consecutive quarter of positive GAAP net income. GAAP net income attributable to Pagaya was $17 million in the quarter, compared to a net loss of ($75) million in 2Q'24, driven primarily by 30% revenue growth and lower expenses and impairments. This equated to a 5% margin, as compared to 3% last quarter and negative 30% in the year-ago quarter.

Credit-related fair value adjustments, reported in other expense, net, amounted to a loss of $11 million in the quarter vs. $24 million in the prior quarter. In addition, there were $4 million of loan-related losses vs. $6 million in the prior quarter. Interest expense of $23 million is up approximately $2 million from last quarter, but is expected to decrease materially as a result of the recent unsecured note issuance going forward. Share-based compensation expense of $18 million was roughly flat year-over-year and up $5 million from last quarter levels, as a result of one-time impact. Adjusted net income was positive at $51 million, which excludes share-based compensation and other non-cash items such as fair value adjustments.

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12 CREDIT PERFORMANCE Our credit performance is strong and has remained stable over the past two years. For personal loans, 2H’23 and 1H’24 vintage cumulative net losses (“CNLs”) are trending approximately 30% - 40% lower than peak levels in the fourth quarter of 2021 at month-on-book (“MOB”) 11 - 20. For auto loans, CNLs across 2H23 and 1H’24 vintages are trending approximately 30% - 60% lower than levels during comparable 2022 periods at MOB 11 - 20. Funding and Balance Sheet E"ciency Funding We made tremendous progress enhancing our capital e"ciency. We continue to improve the mix of our funding sources and lower the cost of capital. During the second quarter, we issued $2.3 billion in our ABS program across 6 transactions, marketed to our network of more than 145 institutional funding partners. We closed our first AAA-rated Auto ABS transaction in the 2nd quarter and maintained our AAA rating on our Personal Loan ABS. Additionally, we closed our inaugural $300 million AAA-rated point-of-sale ABS transaction. With a revolving feature, as loans are repaid, funds are redeployed into new loans during the 18-month tenure of the Auto CNLs vs comparable 2022 period Personal Loan CNLs vs 4Q’21 peak 3Q’23 (45%) (32%) 4Q’23 (57%) 1Q’24 (66%) 2Q’24 3Q’23 4Q’23 1Q’24 2Q’24 (30%) (38%) (39%) (37%) MOB 20 17 14 11 MOB 20 17 14 11

13 Funded since 2018$30B ~$2.5B Funded in PAID* ~$900M Funded in RPM* ~$300M Point-of-Sale (POSH) Inaugural Issuance* ~$5B Forward Flow Commitments & Pass Through Since the End of 2024 3Q’21 4Q’21 1Q’22 2Q’22 3Q’22 4Q’22 1Q’23 2Q’23 3Q’23 4Q’23 1Q’24 2Q’24 3Q’24 4Q’24 1Q’25 2Q’25 3QTD’25 47 47 50 52 67 67 77 84 89 98 116 120 125 132 135 145 153 Diversified and growing funding complex Growing ABS investor base *Year-to-date ABS funding as of 6/30/25 facility, thus equating to over $1 billion in capacity over the life. We expect ABS net risk retention requirement levels to continue to range at 4-5% of the notional size of our personal loan ABS deals. However, we are constantly looking to utilize our improved liquidity and cash flow generation to optimize our retention, benefiting our profitability through lower cost of capital and lower future prospective credit-related losses, if any. Following the quarter, we announced a new forward flow agreement with Castlelake. This new deal builds on the success of Pagaya and Castlelake’s initial forward flow agreement, signed in 2024, which commi!ed up to $1 billion in capital over a 12-month period. The new agreement results in an average monthly commitment of up to $150 million, providing funding capacity for accelerated growth of Pagaya’s personal loan program. Balance Sheet As of June 30, 2025, our balance sheet primarily consisted of a total of $242 million in cash and cash equivalents and $870 million of Investments in Loans and Securities (primarily risk retention assets from our sponsored ABS transactions). The quality and mix of our assets on our balance sheet has improved materially over the last twelve months, which provides us with access to potential liquidity and flexibility embedded within our balance sheet. We continue to proactively evaluate our balance sheet for further optimization opportunities particularly within the context of the broader environment. In the second quarter, the fair value of the overall investment portfolio and allowances, net of non-controlling interest and prior to any new additions, was adjusted downward by $21 million vs. $45 million last quarter. We also added $122 million of new investments in loans & securities, net of paydowns from prior investments, majority of which is discretionary and part of accretive capital deployment.

14 3Q25E FY25E Network Volume $10.5B to $11.5B$2.75B to $2.95B Total Revenue & Other Income $1.25B to $1.325B$330M to $350M Adjusted EBITDA $345M to $370M$90M to $100M GAAP Net Income $55M to $75M$10M to $20M Our full-year 2025 and Q3 2025 outlook reflect the momentum and resilience in our business to-date, while maintaining our cautious stance given the protracted volatility. The Company will continue to focus on driving profitable prudent growth, while monitoring the market environment closely. Key drivers include consistent levels of Personal Loan production and continued growth in Auto and POS products. We continue to expect FRLPC to grow steadily and range between 4.0% and 5.0% as a % of network volume for the year. Profitability trends will reflect continued scale and operating leverage. Our guidance continues to reflect potential scenarios related to future credit-related impairments, if any, as laid out in our Earnings Supplement. Interest expense is projected to trend lower as a result of the recent refinancing notes transaction. Our third quarter and full-year 2025 GAAP net income guidance includes the impact of several one-time items the combined impact of which is expected to be a net loss of approximately $5 - $10 million for the quarter. This includes approximately $24 million in costs associated with the issuance of our corporate bond, along with costs associated with the early retirement of existing debt. Partially o#se!ing this loss, we expect to record a one-time benefit associated with the resolution of certain tax-related ma!ers. 2025 Financial Outlook

15 Conference Call and Webcast Information The Company will hold a webcast and conference call today, August 7, 2025, at 8:30 a.m. Eastern Time. A live webcast of the call will be available via the Investor Relations section of the Company’s website at investor.pagaya.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio so$ware. Shortly before the call, the accompanying materials will be made available on the Company’s website. Shortly a$er the call, a replay of the webcast will be available for 90 days on the Company’s website. The conference call can also be accessed by dialing 1-833-316-2483 or 1-785-838-9284 and providing conference ID PAGAYA. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 11159561. The telephone replay will be available starting shortly a$er the call until Thursday, August 21, 2025. A replay will also be available on the Investor Relations website following the call. About Pagaya Technologies Pagaya (NASDAQ: PGY) is a global technology company making life-changing financial products and services available to more people nationwide, as it reshapes the financial services ecosystem. By using machine learning, a vast data network and an AI-driven approach, Pagaya provides comprehensive consumer credit and residential real estate solutions for its partners, their customers, and investors. Its proprietary API and capital solutions integrate into its network of partners to deliver seamless user experiences and greater access to the mainstream economy. Pagaya has o"ces in New York and Tel Aviv. For more information, visit pagaya.com. INVESTORS & ANALYSTS Josh Fagen, CFA Head of Investor Relations & COO of Finance ir@pagaya.com MEDIA & PRESS Emily Passer Head of PR & External Communications press@pagaya.com

16 This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “future,” “strategy,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. All statements other than statements of historical fact are forward-looking statements, including statements regarding: The Company’s strategy and future operations, including the Company’s expectations regarding sustainable revenue growth and the Company’s ability to deliver consistent results for its lending partners and investors; the Company’s ability to continue to drive sustainable gains in profitability; the Company’s ability to achieve continued momentum in its business; the Company’s ability to achieve positive net cash flow in 2025; the Company’s ability to continue to achieve GAAP net income profitability in 2025; the Company’s financial outlook for Network Volume, Total Revenue and Other Income, GAAP net income and Adjusted EBITDA for the third quarter of 2025 and the Company’s financial outlook for Network Volume, Total Revenue and Other Income, Adjusted EBITDA and GAAP net income for the full year 2025. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially di#erent from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s ability to a!ract new partners and to retain and grow its relationships with existing partners to support the underlying investment needs for its securitizations and funds products; the need to maintain a consistently high level of trust in its brand; the concentration of a large percentage of its investment revenue with a small number of partners and platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to improve, operate and implement its technology, its existing funding arrangements for the Company and its a"liates that may not be renewed or replaced or its existing funding sources that may be unwilling or unable to provide funding to it on terms acceptable to it, or at all; the performance of loans facilitated through its model; changes in market interest rates; its securitizations, warehouse credit facility agreements; the impact on its business of general economic conditions, including, but not limited to rising interest rates, inflation, supply chain disruptions, exchange rate fluctuations and labor shortages; its ability to realize the potential benefits of past or future acquisitions; changes in the political, legal and regulatory framework for AI technology, machine learning, financial institutions and consumer protection; the ability to maintain the listing of our securities on Nasdaq; the financial performance of its partners, and fluctuations in the U.S. consumer credit and housing market; its ability to grow e#ectively through strategic alliances; seasonal fluctuations in our revenue as a result of consumer spending and saving pa!erns; pending and future litigation, regulatory actions and/or compliance issues and other risks that are described in and the Company’s Form 10-K filed on March 12, 2025 and subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, reflect the Company’s current beliefs and are based on information currently available as of the date they are made, and the Company assumes no obligation and does not intend to update these forward-looking statements. Financial Information; Non-GAAP Financial Measures Some of the unaudited financial information and data contained in this shareholder le!er, our earnings press release and Form 8-K, such as Fee Revenue Less Production Costs (“FRLPC”), FRLPC as a % of volume, Adjusted EBITDA, Adjusted Net Income (Loss), core operating expenses, Net Income Margin, net cash provided by operating activities less payments for the purchase of property and equipment and net cash provided by operating activities less payments for the purchase of property and equipment as a percentage of FRLPC, have not been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). To supplement the unaudited consolidated financial statements prepared and presented in accordance with U.S. GAAP, management uses the non-GAAP financial measures FRLPC, FRLPC as a % of volume, Adjusted EBITDA, Adjusted Net Income (Loss), core operating expenses, Net Income Margin, net cash provided by operating activities less payments for the purchase of property and equipment and Cautionary Note About Forward-Looking Statements

17 net cash provided by operating activities less payments for the purchase of property and equipment as a percentage of FRLPC to provide investors with additional information about our financial performance and to enhance the overall understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our business. Management believes these non-GAAP measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods. However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by U.S. GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated di#erently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our unaudited consolidated financial statements prepared and presented in accordance with U.S. GAAP. To address these limitations, management provides a reconciliation of Adjusted Net Income (Loss), Adjusted EBITDA to net income (loss) a!ributable to Pagaya’s shareholders, a reconciliation of FRLPC to Operating Income and a reconciliation of core operating expenses to Operating expenses, and a calculation of FRLPC as a % of volume, Net Income Margin, net cash provided by operating activities less payments for the purchase of property and equipment and net cash provided by operating activities less payments for the purchase of property and equipment as a percentage of FRLPC. Management encourages investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted Net Income (Loss) and Adjusted EBITDA in conjunction with its respective related GAAP financial measures. Non-GAAP financial measures include the following items: Fee Revenue Less Production Costs (“FRLPC”) is defined as revenue from fees less production costs. FRLPC as a % of volume is defined as FRLPC divided by Network Volume. Adjusted Net Income (Loss) is defined as net income (loss) a!ributable to Pagaya Technologies Ltd.’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, change in fair value of contingent liability, impairment, including credit-related charges, restructuring expenses, transaction-related expenses, and non-recurring expenses associated with mergers and acquisitions. Adjusted EBITDA is defined as net income (loss) a!ributable to Pagaya Technologies Ltd.’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, change in fair value of contingent liability, impairment, including credit-related charges, restructuring expenses, transaction-related expenses, non-recurring expenses associated with mergers and acquisitions, interest expense, depreciation expense, and income tax expense (benefit). Core operating expenses is defined as operating expenses less share-based compensation, depreciation and amortization, whole loan allowance for losses, write-o# of capitalized so$ware, transaction-related expenses, restructuring expenses and non- recurring expenses. The foregoing items are excluded from our Adjusted Net Income (Loss), Adjusted EBITDA and core operating expenses measures because they are noncash in nature, or because the amount and timing of these items is unpredictable, is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe FRLPC, FRLPC as a % of volume, Adjusted Net Income (Loss), Adjusted EBITDA, core operating expenses, Net IncomeMargin, net cash provided by operating activities less payments for the purchase of property and equipment and net cash provided by operating activities less payments for the purchase of property and equipment as a percentage of FRLPC provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, we have included FRLPC, FRLPC as a % of volume, Adjusted Net Income (Loss), Adjusted EBITDA, core operating expenses, Net Income Margin, net cash provided by operating activities less payments for the purchase of property and equipment and net cash provided by operating activities less payments for the purchase of property and equipment as a percentage of FRLPC because these are key measurements used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, this non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with U.S. GAAP and may be di#erent from similarly titled non-GAAP financial measures used by other companies. The tables below provide reconciliations of this non-GAAP financial information to its most directly comparable U.S. GAAP metric. In addition, Pagaya provides an outlook for the second quarter and full year 2025 on a non-GAAP basis. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income A!ributable to Pagaya under “2025 Financial Outlook” without unreasonable e#ort because certain items that impact net income (loss) and other reconciling items are out of the Company’s control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s U.S. GAAP financial results.

PAGAYA TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Revenue				
Revenue from fees	$ 317,714	$ 242,594	$ 600,418	$ 479,598
Other Income				
Interest income	10,739	8,193	18,415	15,937
Investment (loss) income, net	(2,055)	(443)	(2,446)	85
Total Revenue and Other Income	326,398	250,344	616,387	495,620
Production costs	191,465	145,602	358,548	290,483
Technology, data and product development (1)	18,455	21,935	37,899	41,315
Sales and marketing (1)	19,660	13,331	29,254	23,588
General and administrative (1)	40,349	64,449	86,532	127,517
Total Costs and Operating Expenses	269,929	245,317	512,233	482,903
Operating Income	56,469	5,027	104,154	12,717
Other expense, net	(34,928)	(73,194)	(82,661)	(107,543)
Income (Loss) Before Income Taxes	21,541	(68,167)	21,493	(94,826)
Income tax expense	4,978	14,512	2,438	19,515
Net Income (Loss) Including Noncontrolling Interests	16,563	(82,679)	19,055	(114,341)
Less: Net loss attributable to noncontrolling interests	(92)	(7,894)	(5,493)	(18,333)
Net Income (Loss) Attributable to Pagaya Technologies Ltd.	$ 16,655	$ (74,785)	$ 24,548	$ (96,008)
Per share data:				
Net income (loss) attributable to Pagaya Technologies Ltd. shareholders	$ 16,655	$ (74,785)	$ 24,548	$ (96,008)
Less: Undistributed earnings allocated to preferred shares	1,017	—	1,509	—
Net income (loss) attributable to Pagaya Technologies Ltd.'s ordinary shares	$ 15,638	$ (74,785)	$ 23,039	$ (96,008)
Earnings (loss) per share attributable to Pagaya Technologies Ltd.'s ordinary shares:				
Basic	$ 0.20	$ (1.04)	$ 0.30	$ (1.41)
Diluted	$ 0.20	$ (1.04)	$ 0.29	$ (1.41)
Non-GAAP adjusted net income (2)	$ 50,624	$ 7,188	$ 103,813	$ 20,519
Non-GAAP adjusted net income per share:				
Basic	$ 0.66	$ 0.10	$ 1.36	$ 0.30
Diluted	$ 0.64	$ 0.10	$ 1.33	$ 0.30
Weighted average shares outstanding:				
Basic	76,873,529	71,765,884	76,347,801	68,113,860
Diluted	79,667,635	73,002,689	78,301,110	69,485,741

(1) The following table sets forth share-based compensation for the periods indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Technology, data and product development	$ 1,326	$ 3,069	$ 2,423	$ 5,974
Sales and marketing	8,731	3,867	13,511	6,719
General and administrative	8,171	11,108	15,466	20,826
Total	$ 18,228	$ 18,044	$ 31,400	$ 33,519

(2) See "Reconciliation of Non-GAAP Financial Measures."

PAGAYA TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30, 2025	December 31, 2024
Assets		
Current assets:		
Cash and cash equivalents	$ 182,986	$ 187,921
Restricted cash	23,845	18,595
Fees and other receivables (1)	118,475	97,932
Investments in loans and securities (1)	21,519	22,087
Prepaid expenses and other current assets	15,648	24,944
Total current assets	362,473	351,479
Non-current assets:		
Restricted cash	35,203	20,002
Fees and other receivables	30,709	29,182
Investments in loans and securities	848,542	756,322
Equity method and other investments	19,487	21,933
Right-of-use assets	33,726	36,876
Property and equipment, net	34,449	37,974
Goodwill	22,903	23,062
Intangible assets, net	10,521	12,821
Prepaid expenses and other assets	1,030	1,421
Total non-current assets	1,036,570	939,593
Total Assets	$ 1,399,043	$ 1,291,072
Liabilities and Shareholders' Equity		
Current liabilities:		
Accounts payable	$ 9,191	$ 6,992
Accrued expenses and other liabilities	39,882	45,362
Current maturities of operating lease liabilities	6,931	6,453
Current portion of long-term debt	17,750	17,750
Secured borrowing	165,416	109,079
Income taxes payable	15,303	9,858
Total current liabilities	254,473	195,494
Non-current liabilities:		
Warrant liability	2,471	893
Long-term debt	296,797	303,567
Exchangeable notes	147,526	146,342
Secured borrowing	100,141	67,010
Operating lease liabilities	29,153	30,611
Long-term tax and deferred tax liabilities, net	26,253	31,359
Total non-current liabilities	602,341	579,782
Total Liabilities	856,814	775,276
Redeemable convertible preferred shares	74,250	74,250
Shareholders' equity:		
Additional paid-in capital	1,319,312	1,282,022
Accumulated other comprehensive loss	(33,065)	(11,488)
Accumulated deficit	(919,495)	(944,043)
Total Pagaya Technologies Ltd. shareholders' equity	366,752	326,491
Noncontrolling interests	101,227	115,055
Total shareholders' equity	467,979	441,546
Total Liabilities, Redeemable Convertible Preferred Shares, and Shareholders' Equity	$ 1,399,043	$ 1,291,072

(1) Accrued interest receivable of $14.3 million, previously reported within "Fee and other receivables" as of December 31, 2024, has been reclassified to "Investment in loans and securities" to conform to the current period's presentation.

PAGAYA TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended June 30,	
	2025	2024
Cash flows from operating activities		
Net income (loss) including noncontrolling interests	$ 19,055	$ (114,341)
Adjustments to reconcile net income (loss) to net cash used in operating activities:		
Equity method loss (income)	2,446	(86)
Depreciation and amortization	15,315	13,359
Share-based compensation	31,400	33,519
Fair value adjustment to warrant liability	1,578	(1,571)
Impairment loss on investments in loans and securities, net (1)	54,605	80,046
Gain on sale of investments in loans and securities	(8,690)	—
Amortization of deferred costs	5,843	1,250
Write-off of capitalized software	—	2,561
Loss on foreign exchange	1,311	186
Change in operating assets and liabilities:		
Fees and other receivables (1)	(22,132)	(11,614)
Accrued interest on investments (1)	(15,246)	(10,204)
Prepaid expenses and other assets	9,628	998
Right-of-use assets	3,035	3,879
Accounts payable	2,108	6,071
Accrued expenses and other liabilities	(5,842)	7,793
Operating lease liability	(3,001)	(3,205)
Income taxes	364	18,363
Net cash provided by operating activities	91,777	27,004
Cash flows from investing activities		
Proceeds from the sale/maturity/prepayment of:		
Investments in loans and securities (1)	129,350	75,779
Acquisition of Theorem Technology, Inc., net of cash acquired	159	—
Payments for the purchase of:		
Investments in loans and securities	(274,125)	(408,459)
Property and equipment	(7,576)	(9,525)
Equity method and other investments	—	(125)
Net cash used in investing activities	(152,192)	(342,330)
Cash flows from financing activities		
Proceeds from sale of ordinary shares, net of issuance costs	—	89,956
Proceeds from long-term debt	—	244,725
Proceeds from secured borrowing	244,894	207,317
Proceeds received from noncontrolling interests	—	2,815
Proceeds from revolving credit facility	—	44,000
Proceeds from exercise of stock options, warrants and contributions to ESPP	3,977	759
Proceeds from issuance of ordinary shares from the Equity Financing Purchase Agreement	—	5,338
Distributions made to noncontrolling interests	(8,420)	(5,318)
Payments made to revolving credit facility	—	(134,000)
Payments made to secured borrowing	(156,924)	(78,809)
Payments made to long-term debt	(8,875)	(6,375)
Debt issuance costs	—	(7,974)
Net cash provided by financing activities	74,652	362,434
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,279	(1,723)
Net increase in cash, cash equivalents and restricted cash	15,516	45,385
Cash, cash equivalents and restricted cash, beginning of period	226,518	222,541
Cash, cash equivalents and restricted cash, end of period	$ 242,034	$ 267,926

(1) Accrued interest receivable of $14.3 million, previously reported within "Fee and other receivables" as of December 31, 2024, has been reclassified to "Investment in loans and securities" to conform to the current period's presentation and six month ended June 30, 2024 amounts have been reclassified to conform to the current period presentation.

PAGAYA TECHNOLOGIES LTD.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
($ in thousands, unless otherwise noted)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Net Income (Loss) Attributable to Pagaya Technologies Ltd.	$ 16,655	$ (74,785)	$ 24,548	$ (96,008)
Adjusted to exclude the following:				
Share-based compensation	18,228	18,044	31,400	33,519
Fair value adjustment to contingent liability	(2,205)	—	(5,389)	—
Fair value adjustment to warrant liability	479	329	1,578	(1,571)
Impairment loss on certain investments, net	15,011	58,179	44,522	77,662
Write-off of capitalized software	—	2,561	—	2,561
Restructuring expenses	263	2,725	1,225	3,545
Transaction-related expenses	9	135	23	535
Non-recurring expenses	2,184	—	5,906	276
Adjusted Net Income	$ 50,624	$ 7,188	$ 103,813	$ 20,519
Adjusted to exclude the following:				
Interest expenses	23,088	21,563	44,300	36,727
Income tax expenses	4,978	14,512	2,438	19,515
Depreciation and amortization	7,593	7,042	15,315	13,359
Adjusted EBITDA	$ 86,283	$ 50,305	$ 165,866	$ 90,120

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Operating Income	$ 56,469	$ 5,027	$104,154	$ 12,717
Add: Technology, data and product development	18,455	21,935	37,899	41,315
Add: Sales and marketing	19,660	13,331	29,254	23,588
Add: General and administrative	40,349	64,449	86,532	127,517
Less: Interest income	10,739	8,193	18,415	15,937
Less: Investment (loss) income, net	(2,055)	(443)	(2,446)	85
Fee Revenue Less Production Costs (FRLPC)	$126,249	$ 96,992	$241,870	$189,115
Network Volume (in millions)	2,648	2,331	5,048	4,750
Fee Revenue Less Production Costs % (FRLPC %)	4.8 %	4.2 %	4.8 %	4.0 %

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Operating expenses	$ 78,464	$ 99,715	$153,685	$192,420
Adjusted to exclude the following:				
Share-based compensation	18,228	18,044	31,400	33,519
Depreciation and amortization	7,593	7,042	15,315	13,359
Whole loan allowance for losses	2,410	13,783	8,030	22,651
Write-off of capitalized software	—	2,561	—	2,561
Transaction-related expenses	9	135	23	535
Restructuring expenses	263	2,725	1,225	3,545
Non-recurring expenses	1,236	—	4,958	276
Core operating expenses	$ 48,725	$ 55,425	$ 92,734	$115,974
Core operating expenses as a % of FRLPC	39 %	57 %	38 %	61 %

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Total Revenue and Other Income	$326,398	$250,344	$616,387	$495,620
Net Income (Loss) Attributable to Pagaya Technologies Ltd.	16,655	(74,785)	24,548	(96,008)
Net Income Margin %	5 %	(30)%	4 %	(19)%

	Three Months Ended				
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Net cash provided by operating activities (1)	$ 57,350	$ 34,427	$ 27,854	$ (7,107)	$ 9,295
Less: Payments for the purchase of property and equipment	3,800	3,776	3,976	4,236	4,380
Net cash provided by operating activities less payments for the purchase of property and equipment	53,550	30,651	23,878	(11,343)	4,915
Fee Revenue Less Production Costs (FRLPC)	126,249	115,621	117,465	100,318	96,992
Net cash provided by operating activities less payments for the purchase of property and equipment as a % of FRLPC	42 %	27 %	20 %	(11)%	5 %

(1) Net cash provided by operating activities for the three months ended June 30, 2024, September 30, 2024 and December 31, 2024 have been updated to conform to the current period's presentation.